EXHIBIT 99.1

Exponent Reports Fourth Quarter and Fiscal Year 2020 Financial Results

MENLO PARK, Calif., Feb. 04, 2021 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the fourth quarter and fiscal year 2020 ended January 1, 2021.

“In a year of worldwide challenge, we demonstrated the durability of Exponent’s business model and the strength of our market opportunities. Our fourth quarter results exceeded our prior expectations and illustrate continued improvement across the business. For the quarter, we expanded EBITDA1 margin 200 basis points as compared to the same period last year. Net revenues in the quarter reflected a return to underlying growth, declining only 5% in the face of the 8% headwind from an extra week in the fourth quarter of 2019. Our successful execution demonstrates the resiliency of our business model, the dedication of our world-class team, and the strength of our reputation. While we are encouraged by our results, we continue to experience project delays in certain areas due to COVID-19,” commented Dr. Catherine Corrigan, President and Chief Executive Officer.

“Society is raising the bar for safety, health, sustainability and reliability, and clients are increasingly seeking Exponent’s interdisciplinary proactive solutions. Exponent grew its annual revenues from proactive services in both business segments, despite pandemic related restrictions, one less week than the prior year, and the divestiture of the German entity. Industry and government alike are advancing their missions in multifaceted ways, from designing novel products and navigating new regulatory challenges to innovating and evaluating new paradigms and processes. These dynamics are creating opportunities for Exponent, and we will leverage our nimble business model to capitalize on these opportunities to drive long-term growth and profitability,” continued Dr. Corrigan.

Fourth Quarter Financial Results

Total revenues for the 13-week fourth quarter of 2020 decreased 6% to $103.2 million, as compared to $110.1 million in the 14-week fourth quarter of 2019. Revenues before reimbursements decreased 5% to $97.3 million as compared to $102.2 million in the same period one year ago.

Net income increased to $21.8 million, or $0.41 per diluted share, in the fourth quarter of 2020, as compared to $19.1 million, or $0.36 per diluted share, in the same period of 2019. The tax benefit for the classification of tax adjustments associated with share-based awards realized in the fourth quarter of 2020 was $2.6 million as compared to $0.7 million in the same period last year. Inclusive of the tax benefit, Exponent’s consolidated tax rate was 18.6% in the fourth quarter, as compared to 28.7% for the same period in 2019.

EBITDA1 increased to $28.3 million, as compared to $27.7 million in the fourth quarter of 2019.

Fiscal Year 2020 Financial Results

For the 52-week fiscal year 2020, total revenues decreased 4% to $399.9 million, as compared to $417.2 million in the 53-week fiscal year 2019. Revenues before reimbursements decreased 3% to $378.4 million, as compared to $391.4 million in the same period one year ago.

Net income was $82.6 million, or $1.55 per diluted share, as compared to $82.5 million, or $1.53 per diluted share, in fiscal 2019. The tax benefit for the classification of tax adjustments associated with share-based awards realized in fiscal 2020 was $12.3 million as compared to $8.1 million in the same period last year. Inclusive of the tax benefit, Exponent’s consolidated tax rate was 14.8% in fiscal 2020, as compared to 20.9% in the prior year period.

EBITDA1 decreased to $102.1 million, as compared to $107.1 million in the prior year.

In fiscal 2020, Exponent distributed $39.8 million in dividends, repurchased $40.0 million in common stock and closed the period with $242.5 million in cash, cash equivalents and short-term investments.

In a separate press release today, Exponent announced an increase in its quarterly cash dividend from $0.19 to $0.20 to be distributed on March 26, 2021 and reiterated its intent to continue to pay quarterly dividends.

Business Overview

Exponent’s engineering and other scientific segment represented 81% of the Company’s net revenues in the fourth quarter and 80% for fiscal year 2020. Net revenues in this segment decreased 5% in the fourth quarter and 4% in fiscal year 2020, as compared to 2019. Clients continued to seek out Exponent’s expertise for proactive and reactive engagements across a broad range of industries and use cases. For example, our multidisciplinary battery team leveraged its experience in consumer electronics to advance energy storage for electric vehicles and medical devices. Our integrity management advisory services for the utilities industry remained strong as clients and regulators focus on power reliability and safety. Our biomedical team advised clients as they navigate evolving regulatory frameworks around the world. While we continue to experience delays in certain areas such as litigation support and human participant studies due to the pandemic, we are confident these will be long-term growth drivers for our business.

Exponent’s environmental and health segment represented 19% of the Company’s net revenues in the fourth quarter and 20% for fiscal year 2020. Net revenues in this segment decreased 5% in the fourth quarter and increased 1% in fiscal year 2020, as compared to 2019. This segment also experienced delays in litigation related projects. Within this segment, the chemical regulation and food safety practice continued to grow as Exponent’s scientists evaluated the effects of chemicals and new products on human health and the environment.

Exponent has been engaged by industry and government to help in the response to the coronavirus. We continue to advise clients with respect to disinfectant products and procedures, COVID-19 testing, contact tracing, and occupational health and safety. In the fourth quarter, we deployed wearable technology platforms for COVID-19 risk monitoring and mitigation for the U.S. Army and Navy. Beyond COVID-19 use cases, wearable technologies can be used to monitor worker health, safety and performance, and to evaluate the safety and efficacy of health care products and treatments. Exponent is uniquely positioned with its diverse and integrated expertise to advise clients as they leverage technology to improve human health and enhance human performance.

Business Outlook
For more than 50 years, Exponent has been called upon to advise clients on the causes of failures as well as how to produce safer, healthier, more sustainable and more reliable products and processes. Our market drivers are strong, and demand for our services has continued despite ongoing uncertainties and economic turbulence.

“While we are seeing positive indicators in our underlying business, there remains a degree of uncertainty surrounding how and over what timeframe business and litigation activities will return to normal. As a reminder, pandemic-related restrictions had a limited impact on our results in the first quarter of 2020, and approximately 1% of revenues in the quarter were attributable to our German entity which was divested in April 2020. The combination of these factors will create a challenging year over year comparison for the first quarter of 2021. As a result, for the first quarter of 2021 we expect revenues before reimbursements to grow in the low-single digits and EBITDA1 margin to be approximately flat, as compared to the same period in 2020. For the full year 2021, we expect revenues before reimbursements to grow in the high-single digits and EBITDA1 margin to be flat to up 30 basis points, as compared to 2020,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer.

“While uncertainties related to the pandemic remain ahead of us, society will continue to raise the bar for safety, health, sustainability and reliability, and clients will continue to seek Exponent’s interdisciplinary solutions. We remain focused on developing and retaining our exceptional talent, ensuring that we are ahead of the curve and increasing our value in the marketplace by solving our clients’ most pressing problems. I am grateful to our team for their hard work, dedication, and resiliency throughout this challenging period. We are well positioned for long-term growth and will continue to deliver for all of our stakeholders,” concluded Dr. Corrigan.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, February 4, 2021, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (800) 289-0438 or (323) 794-2423. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (888) 203-1112 or (719) 457-0820 and entering passcode 3115187#.

Footnotes

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's interdisciplinary organization of scientists, physicians, engineers, and business consultants draws from more than 90 technical disciplines to solve the most pressing and complicated challenges facing stakeholders today. The firm leverages over 50 years of experience in analyzing accidents and failures to advise clients as they innovate their technologically complex products and processes, ensure the safety and health of their users, and address the challenges of sustainability.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this document and in the documents incorporated herein by reference, the words “intend,” "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

Source: Exponent, Inc.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended January 1, 2021 and January 3, 2020
(unaudited)
(in thousands, except per share data)

	Quarters Ended		Years Ended
	January 1,	January 3,	January 1,	January 3,
	2021	2020	2021	2020
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)

Revenues
Revenues before reimbursements	$97,330	$102,220	$378,412	$391,390
Reimbursements	5,909	7,894	21,488	25,809

Revenues	103,239	110,114	399,900	417,199

Operating expenses
Compensation and related expenses	69,500	66,581	250,041	252,197
Other operating expenses	8,498	9,114	32,234	33,562
Reimbursable expenses	5,909	7,894	21,488	25,809
General and administrative expenses	1,598	5,175	12,888	20,520

Total operating expenses	85,505	88,764	316,651	332,088

Operating income	17,734	21,350	83,249	85,111

Other income (expense), net
Interest income, net	209	1,018	1,705	3,912
Miscellaneous income, net	8,886	4,438	11,982	15,167
Total other income (expense), net	9,095	5,456	13,687	19,079

Income before income taxes	26,829	26,806	96,936	104,190

Income taxes	4,989	7,685	14,384	21,730

Net income	$21,840	$19,121	$82,552	$82,460

Net income per share:
Basic	$0.42	$0.36	$1.58	$1.56
Diluted	$0.41	$0.36	$1.55	$1.53

Shares used in per share computations:
Basic	52,402	52,681	52,388	52,691
Diluted	53,260	53,817	53,323	53,884

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
January 1, 2021 and January 3, 2020
(unaudited)
(in thousands)

	January 1,	January 3,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$197,525	$176,436
Short-term investments	45,001	55,165
Accounts receivable, net	111,565	120,138
Prepaid expenses and other assets	12,741	12,305
Total current assets	366,832	364,044
Property, equipment and leasehold improvements, net	59,823	61,587
Operating lease right-of-use asset	19,322	23,003
Goodwill	8,607	8,607
Other assets	125,512	106,170
Total Assets	$580,096	$563,411

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$16,327	$18,583
Accrued payroll and employee benefits	83,194	86,723
Deferred revenues	11,800	12,710
Operating lease liability	5,987	5,944
Total current liabilities	117,308	123,960
Other liabilities	86,947	71,042
Operating lease liability	14,343	18,158
Total liabilities	218,598	213,160

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	265,328	244,935
Accumulated other comprehensive loss	(1,932)	(1,760)
Retained earnings	421,809	384,668
Treasury stock, at cost	(323,773)	(277,658)
Total stockholders' equity	361,498	350,251
	$580,096	$563,411

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended January 1, 2021 and January 3, 2020
(unaudited)
(in thousands)

	Quarter Ended		Years Ended
	January 1,	January 3,	January 1,	January 3,
	2021	2020	2021	2020
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)

Net Income	$21,840	$19,121	$82,552	$82,460

Add back (subtract):

Income taxes	4,989	7,685	14,384	21,730
Interest income, net	(209)	(1,018)	(1,705)	(3,912)
Depreciation and amortization	1,695	1,902	6,871	6,806

EBITDA (1)	28,315	27,690	102,102	107,084

Stock-based compensation	3,952	3,881	17,278	17,466

EBITDAS (1)	$32,267	$31,571	$119,380	$124,550

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.